Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	May 1, 2004 through May 31, 2004
Payment Date	June 25, 2004

Aggregate Amount Collected for the Collection Period
	Interest	$2,684,829.64
	Principal Collections	$42,966,848.30
	Substitution Amounts	$—
	Additional Draws	$20,581,075.79
	Aggregate Substitution	$—
Application of Collected Amounts
Applied in the following order of priority:
			Factor per Thousand
(i)	Enhancer Premium		$117,308.16
(ii)	Noteholder’s Interest		$1,236,428.04	1.030356699
	Payment for Additional Balance		$—
(iii)	Principal Collections to Funding Account		$—
(iv)	Excess Spread (during Revolving)		$—
(v)	Excess Spread (during AP)		$1,331,093.44
(vi)	Additional Balance Increase Payment from Excess Spread		$—
(vii)	Noteholder’s Principal Distribution		$22,394,978.30	18.66248192
(viii)	Enhancer for Prior Draws		$—
(ix)	Liquidation Loss Amount		$—
(x)	Enhancer		$—
(xi)	Interest Shortfalls		$—
(xii)	Indenture Trustee		$—
(xiii)	Certificates		$1,331,093.44
Balances
			Percentage Interest
	Beginning Note Balance		$938,465,304.24	78.21%
	Ending Note Balance		$916,070,325.94	76.34%
		Change	$22,394,978.30	1.87%
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$954,263,536.47	79.52%
	Ending Pool Balance		$931,868,558.17	77.66%
		Change	$22,394,978.30	1.87%
	Beginning Principal Balance		$954,263,536.47	79.52%
	Ending Principal Balance		$931,868,558.17	77.66%
		Change	$22,394,978.30	1.87%
	Beginning Certificate		$—	0.00%
	Ending Certificate		$—	0.00%
		Change	$—

Delinquencies
	#	$
Two statement cycle dates:	11		$565,481.50
Three statement cycle dates:	3		$165,036.16
Four statement cycle dates:	2		$127,773.39
Five statement cycle dates:	4		$193,276.65
Six statement cycle dates:	2		$30,556.96
Seven + statement cycle dates:	5		$721,162.01
Foreclosures (included in aging above)	11		1,100,310
REO	—		$—
Liquidation Loss Amount	4		$9,205.79
Aggregate Liquidation Loss Amount			$412,128.81	0.034%
Additional Information
Net WAC Rate			3.32%
Overcollateralization Target			$15,751,718.97
Overcollateralization Amount			$15,798,232.23
Funding Account Ending Balance			$—
Aggregate Draws on Enhancer Policy			$—
Gross CPR (1 mo. Annualized)			42.477%
Net CPR (1 mo. Annualized)			24.797%
Draw Rate (1 mo. Annualized)			23.021%
WAM			213.33
AGE			20.16
Repurchases	0		$—

Allocation of Collected Funds
Interest Collections
Total Collected	$(3,091,645.24)
Servicing Fee	$397,609.81
Enhancer Premium	$117,308.16
Additional Balance Interest	$—
Noteholders Interest	$1,236,428.04
Liquidations	$9,205.79
Excess Interest	$1,331,093.44
Net	$—
Interest Shortfall	$—
Principal Collections
Total Collected	$(42,966,848.30)
Noteholders Principal	$22,394,978.30
Add’l Balance Increase	$—
Net Draws	$20,581,075.79
Funding Account	$—
Net	$9,205.79
Previous Funding	$—
Liquidations	$(9,205.79)
Difference	$(0.00)
Deficiency Amount	$(0.00)

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrator